Exhibit 10.18

ENDORSEMENT METHOD

SPLIT-DOLLAR AGREEMENT

This Endorsement Method Split-Dollar Agreement (this “Agreement”) is made as of the 1st day of January, 2006, by and between Heritage Bank, a Georgia banking corporation (“Bank”), and                             , an individual (“Insured”).

RECITALS:

A. Insured is currently an employee and executive officer of Bank and has provided valuable service to Bank for a considerable period.

B. Bank desires to provide Insured with certain death benefits in connection with a life insurance policy purchased by Bank on the life of Insured.

NOW, THEREFORE, the parties hereto, for and in consideration of ten dollars and the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do hereby agree as follows:

1. This Agreement pertains to the following life insurance policies (collectively, the “Policy”):

(a)	Policy number:

Insurer:

Insured:

Owner of Policy:

Relationship of Bank to Insured:

(b)	Policy number:

Insurer:

Insured:

Owner of Policy:

Relationship of Bank to Insured:

2. Ownership of Policy. Bank owns all of the right, title and interest in and to the Policy and controls all rights of ownership with respect thereto. Bank, in its sole discretion, may exercise its right to borrow or withdraw on the cash value of the Policy. In the event coverage under the Policy is increased, such increased coverage shall be subject to all of the rights, duties and obligations set forth this Agreement.

3. Designation of Beneficiary. Insured may designate one or more beneficiaries (on the Beneficiary Designation Form attached hereto as Exhibit A) to receive the Policy proceeds payable pursuant hereto upon the death of the Insured subject to any right, title or interest Bank may have in such proceeds as provided herein. In the event Insured fails to do so, any benefits payable pursuant hereto shall be paid to the estate of Insured.

4. Maintenance of Policy. Subject to Section 8, the Bank shall be responsible for making any required premium payments and to take all other actions within Bank’s reasonable control in order to keep the Policy in full force and effect; provided, however, that Bank may replace the Policy with a comparable policy or policies so long as Insured’s beneficiaries will be entitled to receive an amount of death proceeds under Section 6 at least equal to those that the beneficiaries would be entitled to if the original Policy were to remain in effect. If any such replacement is made, all references herein to the “Policy” shall thereafter be references to such replacement policy or policies. If the Policy contains any premium waiver provision, any such waived premiums shall be considered for the purposes of this Agreement as having been paid by Bank. Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, but not limited to, payment of Policy premiums.

5. Reporting Requirements. Bank will report on an annual basis to Insured the economic benefit associated with this Agreement on a 1099 or its equivalent so that Insured can properly include said amount in his or her taxable income. Insured agrees to accurately report and pay all applicable taxes on such amounts of income attributable hereunder to Insured. Insured acknowledges that no “group life” or similar exclusion applies to benefits hereunder.

6. Policy Proceeds. Subject to Section 8, upon the death of Insured, the death proceeds of the Policy shall be divided in the following manner:

(a) The Insured’s beneficiary(ies) designated in accordance with Section 3 shall be entitled to an amount equal to the lesser of (i) the Death Benefit (as defined in Exhibit B hereto) or (ii) one hundred percent (100%) of the difference between the total Policy proceeds and the “Cash Surrender Value of the Policy” (as defined in Section 7 below).

(b) The Bank shall be entitled to any Policy proceeds remaining after application of Section 6(a) above, but in no event shall the amount due to the Bank be less than the Cash Surrender Value of the Policy.

(c) Bank and Insured shall share in any interest credited to the death proceeds on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.

7. Cash Surrender Value of the Policy. The “Cash Surrender Value of the Policy” shall be equal to the cash value of the Policy at the time of the Insured’s death or upon surrender of the Policy, as applicable, less (i) any policy or premium loans or withdrawals or any other indebtedness secured by the Policy, and any unpaid interest thereon, previously incurred or made by Bank, and (ii) any applicable surrender charges, as determined by the Insurer or agent servicing the Policy.

8. Termination of Agreement.

(a) This Agreement shall terminate upon the first to occur of the following:

(i) the surrender, lapse, or other termination of the Policy by the Bank.

Upon such termination, the Insured shall have a forty-five (45) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

(1) The Cash Surrender Value of the Policy on the date of such assignment, as defined in this Agreement; or

(2) The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

If, within said forty-five (45) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate, and the Insured agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

(ii) the distribution of the death benefit proceeds in accordance with Section 6 above; or

(iii) the termination of Insured’s employment with Bank For Cause (as defined below).

(b) Insured acknowledges and agrees that the termination of this Agreement pursuant to subsection (a)(iii) above prior to the death of Insured shall terminate any right of Insured to receive any Policy proceeds under this Agreement, and such termination shall be without any liability of any nature to Bank.

(c) For the purposes of this Agreement, “For Cause” shall mean, any other provision of this Agreement to the contrary notwithstanding, if Insured’s employment is terminated as a result of, or in connection with: (i) Insured’s insubordination; (ii) Insured’s breach of this Agreement; (iii) any act or omission by Insured which is, or is likely to be, injurious to the Bank and its affiliates or the business reputation of the Bank and its affiliates, (iv) Insured’s dishonesty, fraud, malfeasance, negligence or misconduct; (v) Insured’s failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the President or the Board of Directors of the Bank or any other individual to whom Insured reports, or to follow the policies, procedures, and rules of the Bank and its affiliates; or (vi) Insured’s conviction of, or Insured’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude (any of the foregoing referred to herein as “For Cause”). The obligation of Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the Board of Directors of the Bank seeks to determine whether Insured could have been terminated For Cause even though Insured may have previously retired, resigned or been discharged other than For Cause. If during such period the Board of Directors determines that the Insured could have been discharged For Cause, subsection (a)(iii) shall govern the rights and obligations of the parties under this Agreement.

9. Assignment. Insured shall not make any assignment of Insured’s rights, title or interest in or to the Policy proceeds whatsoever without the prior written consent of Bank (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by the Insurer.

10. Named Fiduciary. Bank is hereby designated as the “Named Fiduciary” as of the date hereof until the termination of this Agreement or until Bank by notice designates another “Named Fiduciary.” The Named Fiduciary shall be responsible for the management, control and administration of the Policy’s death benefits. The Named Fiduciary may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities.

11. Claim Procedure. Claims information with respect to the Policy can be obtained by contacting the Bank. If the Named Fiduciary has a claim which it believes may be covered under the Policy, it will contact the Insurer in order to complete a claim form and determine what other steps need to be taken. The Insurer will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policy, a check will be issued to the Named Fiduciary. If the Insurer determines that a claim is not eligible for payment under the Policy, the Named Fiduciary may, in its sole discretion, contest such claim denial by contacting the Insurer in writing.

12. ERISA Provisions.

(a) The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of the ERISA.

(i) The “Named Fiduciary” is the Bank.

(ii) The general corporate funds of the Bank are the basis of payment of benefits under this Agreement.

(iii) For claims procedure purposes, the “Claims Administrator” shall be the Compensation Committee of the Board of Directors of the Bank or such other person named from time to time by notice to Insured.

(b) Notice of Denial. If the Insured or a beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Claims Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(c) Contents of Notice of Denial. If the Insured or beneficiary is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial which shall set forth:

(i) the specific reasons for the denial;

(ii) specific references to the pertinent provisions of this Agreement on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d) Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

(i) request a full and fair review of the denial of the claim by written application to the Claims Administrator;

(ii) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii) submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator; and

(iv) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(e) Application for Review. If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

(f) Hearing. Upon receiving such written application for review, the Claims Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator received such written application for review.

(g) Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

(h) Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(i) Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Claims Administrator shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Claims Administrator determines that the extension of time is required, the Claims Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator shall provide to the claimant written notice of the denial which shall include:

(i) the specific reasons for the decision;

(ii) specific references to the pertinent provisions of this Agreement on which the decision is based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv) an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

(j) The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon the Insured or any other party claiming benefits under this Agreement.

13. Confidentiality. Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.

14. Other Agreements. The benefits provided for herein for Insured are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Insured in any manner whatsoever. No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Bank and Insured, nor shall any provision or condition contained in this Agreement create specific rights of Insured or limit the right of Bank to discharge Insured. Except as otherwise provided therein, nothing contained in this Agreement shall affect the right of Insured to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Bank’s compensation structure whether now or hereinafter existing.

15. Withholding. Notwithstanding any of the provisions hereof, the Bank may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.

16. Miscellaneous Provisions.

(a) Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b) Survival. The provisions of Sections 13 and 16 of this Agreement shall survive the termination of this Agreement indefinitely, regardless of the cause of, or reason for, such termination.

(c) Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(d) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(e) Governing Law. This Agreement is made in the State of Georgia and shall be governed in all respects and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(f) Binding Effect. This Agreement is binding upon the parties, their respective successors, permitted assigns, heirs and legal representatives. Without limiting the foregoing, the terms of this Agreement shall be binding upon Insured’s estate, administrators, personal representatives and heirs. This Agreement may be assigned by Bank to any party to which Bank assigns or transfers the Policy. This Agreement has been approved by the Bank’s Board of Directors and the Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of the Bank.

(g) No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Insured, Insured’s designated beneficiary or any other person.

(h) Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Insured or any beneficiary; nor shall the Insured or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Insured to Bank.

(i) Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, relating to the subject matter hereof.

(j) Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Insured, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	Heritage Bank
101 N. Main Street
Jonesboro, GA 30236
Attn: Chief Executive Officer

Insured:

(k) Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(l) Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(m) Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted. The Bank or any successor thereto reserves the right by action of its Board of Directors or its delegatee at any time to modify or amend or terminate the Agreement, subject to the consent of the Insured; provided, however, that the Bank reserves the right to amend the Agreement in any respect to comply with the provisions of Internal Revenue Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein.

(n) Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

(o) Legal Expenses. From and after the occurrence of a Change in Control (as defined in Exhibit B to this agreement), Bank shall pay all reasonable legal fees and expenses incurred by Insured (or Insured’s beneficiary or other successor) seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the request of Insured (or Insured’s beneficiary or other successor), as such fees and expenses are incurred; provided, however, that Insured (or Insured’s beneficiary or other successor, as applicable) shall be required to reimburse Bank for any such fees and expenses if a court or any other adjudicator agreed to by the parties determines that the claim made by such person is without substantial merit. Neither Insured nor Insured’s beneficiary or other successor shall be required to pay any legal fees or expenses incurred by Bank in connection with any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK].

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

BANK:

HERITAGE BANK

By

Its

INSURED:

EXHIBIT A

DESIGNATION OF BENEFICIARY FORM

under the

ENDORSEMENT METHOD

SPLIT-DOLLAR AGREEMENT

Pursuant to Section 3 of the Endorsement Method Split-Dollar Agreement (the “Agreement”), I,                             , hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due upon my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full	Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date

EXHIBIT B

DEATH BENEFIT

Maximum Death Benefit – If Insured’s death occurs while Insured is in the full-time employment of Bank, then the “Death Benefit” shall equal $                .

Reduced Death Benefit – If Insured’s death occurs after the termination of Insured’s full-time employment with Bank for any reason other than For Cause, then the “Death Benefit” shall equal:

(1)	$ MINUS the sum of all amounts, if any, Insured received under that certain Supplemental Executive Retirement Benefits Agreement dated as of the date hereof (the “Retirement Agreement”) prior to his death if Insured’s full-time employment with Bank was terminated (i) on or after or (ii) following a Change in Control (as defined below);

OR

(2)	the amount set forth below corresponding to the year in which the Insured’s full-time employment with the Bank was terminated MINUS the sum of all amounts, if any, Insured received under the Retirement Agreement prior to his death if Insured’s full-time employment with Bank was terminated prior to (other than following a Change in Control).

Year	Reduced Death Benefit

For the purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank or CCF Holding Company; (b) the consummation of a merger or recapitalization of the Bank, or CCF Holding Company or any merger or recapitalization whereby the Bank or CCF Holding Company is not the surviving entity; or (c) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or CCF Holding Company by any person, trust, entity or group. The term “person” means an individual other than the Insured, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

Endorsement Method Split-Dollar Agreement

Summary of Material Terms Specific to Each Executive

Name	Maximum Death Benefit from Exhibit B	Reduced Death Benefit from Exhibit B
John Bowdoin	$158,003	January 1, 2006 to December 31, 2006: $33,858 January 1, 2007 to December 31, 2007: $67,716 January 1, 2008 to December 31, 2008: $101,573 January 1, 2009 to September 5, 2009: $135,431

Leonard Moreland	$1,100,000	January 1, 2006 to December 31, 2006: $550,000 January 1, 2007 to April 15, 2021: $1,100,000

Mary Jo Rogers	$616,539

January 1, 2006 to December 31, 2006: $40,876

January 1, 2007 to December 31, 2007: $81,751

January 1, 2008 to December 31, 2008: $122,627

January 1, 2009 to December 31, 2009: $163,502

January 1, 2010 to December 31, 2010: $204,378

January 1, 2011 to December 31, 2011: $245,253

January 1, 2012 to December 31, 2012: $286,129

January 1, 2013 to December 31, 2013: $327,004

January 1, 2014 to December 31, 2014: $367,880

January 1, 2015 to December 31, 2015: $408,755

January 1, 2016 to December 31, 2016: $449,631

January 1, 2017 to December 31, 2017: $490,506

January 1, 2018 to December 31, 2018: $531,382

January 1, 2019 to December 31, 2019: $572,257

January 1, 2020 to January 10, 2021: $613,133

Edith Stevens	$505,824

January 1, 2006 to December 31, 2006: $33,910

January 1, 2007 to December 31, 2007: $67,820

January 1, 2008 to December 31, 2008: $101,730

January 1, 2009 to December 31, 2009: $135,640

January 1, 2010 to December 31, 2010: $169,550

January 1, 2011 to December 31, 2011: $203,460

January 1, 2012 to December 31, 2012: $237,370

January 1, 2013 to December 31, 2013: $271,280

January 1, 2014 to December 31, 2014: $305,190

January 1, 2015 to December 31, 2015: $339,100

January 1, 2016 to December 31, 2016: $373,010

January 1, 2017 to December 31, 2017: $406,920

January 1, 2018 to December 31, 2018: $440,830

January 1, 2019 to November 25, 2019: $474,740